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Exhibit 99
                                                                PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE SECOND QUARTER OF FISCAL 2015

     Red Bank, N.J.  April 29, 2015   The Trustees of North European Oil
Royalty Trust (NYSE-NRT) today announced a quarterly distribution of $0.33 per unit for the second quarter of fiscal 2015, payable on May 27, 2015 to holders of record on May 15, 2015. Natural gas sold during the first calendar quarter of 2015 is the primary source of royalty income on which the May 2015 distribution is based. John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.33 per unit is 41.07%, or $0.23 per unit, lower than the distribution of $0.56 per unit for the second quarter of fiscal 2014. Specific details will be available in the earnings press release scheduled for release on or about May 15, 2015.

     Trust royalty payments for each fiscal quarter are based on actual royalties payable for the preceding calendar quarter. In the final month of the Trust's fiscal quarter, the operating companies determine the actual amount of royalties that should have been paid to the Trust and compare this amount to the amount actually paid. Any underpayment would be added to the amount of royalties paid during the final month of the current fiscal quarter. Any overpayment would be deducted from the amount of royalties to be paid in the first month of the Trust's next fiscal quarter. The operating companies may make further adjustments during the quarter based on the recalculation of royalties payable for prior periods, and the Trust has no means of predicting such adjustments.

     The table below shows an estimate of the amount of royalties anticipated to be received in the third quarter of fiscal 2015 based on the actual amount of royalties that were paid to the Trust for the first calendar quarter of 2015. Amounts in dollars are based on the current exchange rate of 1.088768. Actual royalty income in dollars is valued based on exchange rates on the day funds are transferred. The May estimate below includes a negative adjustment from the prior quarter of Euros 31,260.


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Estimated Combined        Combined           Combined             Dollar
    Royalties             Royalties          Royalties         Royalties in
  Anticipated in          In Euros           In Dollars       Cents per Unit
------------------------------------------------------------------------------
    May                Euros   992,993        $1,081,139          $0.1176
    June               Euros 1,024,253        $1,115,174          $0.1213
    July               Euros 1,024,253        $1,115,174          $0.1213
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     The cumulative 12-month distribution, which includes the May 2015 distribution and the three prior quarterly distributions, is $1.53 per unit. This 12-month cumulative distribution is 27.83% or $0.59 per unit lower than the prior 12-month distribution of $2.12 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact   John R. Van Kirk, Managing Director, telephone:  (732) 741-4008, email: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website:
www.neort.com.